 As filed with the Securities and Exchange Commission on July 20, 2015

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

PULMATRIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-1821392
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

99 Hayden Avenue, Suite 390

Lexington, Massachusetts 02421

(781) 357-2333

(Address, Including Zip Code, of Principal Executive Offices)

PULMATRIX, INC. AMENDED AND RESTATED 2013 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN,

PULMATRIX INC. 2013 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN, and

PULMATRIX INC. 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

(Full Titles of the Plans)

Robert Clarke

Chief Executive Officer

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, Massachusetts 02421

(781) 357-2333

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William T. Whelan, Esq.
Linda K. Rockett, Esq.
Pamela B. Greene, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, reserved for issuance under:
the New 2013 Plan	697,252 (2)	$7.91 (6)	$5,511,777.06 (6)	$640.47
	1,516,668 (3)	$11.62 (7)	$17,619,412.80 (7)	$2,047.38
the Original 2013 Plan	575,534 (4)	$2.08 (7)	$1,195,142.49 (7)	$138.88
the 2003 Plan	24,345 (5)	$2.13 (7)	$51,891.47 (7)	$6.03
Total	2,813,799 shares			$2,832.75

(1)	The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Pulmatrix, Inc. (the “Registrant”) stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which have been or may hereafter be granted under the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “New 2013 Plan”), the Pulmatrix Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “Original 2013 Plan”) and the Pulmatrix Inc. 2003 Employee, Director and Consultant Stock Plan (the “2003 Plan,” and together with the New 2013 Plan and the Original 2013 Plan, the “Plans”). The maximum number of shares which may be sold upon the exercise of such options under the Plans or issuance of stock-based awards granted under the New 2013 Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	The number of shares of Common Stock stated above consists of the aggregate number of shares which may hereafter be issued under the New 2013 Plan.

(3)	The number of shares of Common Stock stated above consists of the aggregate number of shares which may be issued upon the exercise of options which have been granted under the New 2013 Plan.

(4)	The number of shares of Common Stock stated above consists of the aggregate number of shares which may be issued upon the exercise of options which have been granted under the Original 2013 Plan to current service providers of the Registrant, which remain subject to the Original 2013 Plan.

(5)	The number of shares of Common Stock stated above consists of the aggregate number of shares which may be issued upon the exercise of options which have been granted under the 2003 Plan to current service providers of the Registrant, which remain subject to the 2003 Plan.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the New 2013 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The NASDAQ Capital Market as of a date (July 17, 2015) within five business days prior to filing this Registration Statement.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares are based on the price at which the options may be exercised. The following chart details the calculation of the registration fee.

Number of Shares Issuable Pursuant to Outstanding Stock Options Under the New 2013 Plan	Offering Price Per Share	Aggregate Offering Price
1,170,081	$11.80	$13,806,955.80
346,587	$11.00	$3,812,457.00

Number of Shares Issuable Pursuant to Outstanding Stock Options Under the Original 2013 Plan	Offering Price Per Share	Aggregate Offering Price
575,534	$1.71-$2.21	$1,195,142.49

Number of Shares Issuable Pursuant to Outstanding Stock Options Under the 2003 Plan	Offering Price Per Share	Aggregate Offering Price
24,345	$1.70-$2.21	$51,891.47

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 2,213,920 shares of Common Stock for issuance under the New 2013 Plan consisting of (i) an increase of 93,000 shares reserved thereunder effective January 1, 2015 by operation of the New 2013 Plan’s “evergreen” provision; and (ii) 2,120,920 shares relating to an increase of shares reserved thereunder effective June 15, 2015 as approved by the Registrant’s stockholders at a special meeting on June 12, 2015. The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on May 6, 2014 (File No. 333-195737) covering 399,342 shares of Common Stock (or 998,355 shares of Common Stock prior to the 1:2.5 reverse stock split that became effective on June 15, 2015) authorized for issuance under the New 2013 Plan (the “Prior Registration Statement”).

On June 15, 2015, pursuant to an Agreement and Plan of Merger dated March 13, 2015 (the “Merger Agreement”), by and among Pulmatrix, Inc. (previously known as Ruthigen, Inc.), Ruthigen Merger Corp., a Delaware corporation that was a wholly owned subsidiary of the Company (“Merger Sub”), and Pulmatrix Operating Company, a Delaware corporation previously known as Pulmatrix Inc. (“Pulmatrix Operating”), Merger Sub was merged with and into Pulmatrix Operating, with Pulmatrix Operating continuing after the merger as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, without any action on the part of any stockholder, each issued and outstanding share of Pulmatrix Operating’s common stock, par value $0.01 per share (the “Pulmatrix Operating Common Stock”), including shares underlying Pulmatrix Operating’s outstanding equity awards and warrants, was converted into the right to receive 0.148187124066461 shares (the “Exchange Ratio”) of the Company’s Common Stock. In addition, this Registration Statement on Form S-8 registers (i) a total of 575,534 shares of Common Stock issuable upon the exercise of stock options previously granted to current service providers of the Registrant under the Original 2013 Plan which were assumed by the Registrant in connection with the consummation of the Merger and remain subject to the Original 2013 Plan, and (ii) a total of 24,345 shares of Common Stock issuable upon the exercise of stock options previously granted to current service providers of the Registrant under the 2003 Plan which were assumed by the Registrant in connection with the consummation of the Merger and remain subject to the 2003 Plan.

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Commission on June 10, 2015;

(b) The Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2015;

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2015;

(d) The Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2015;

(e) The Registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2015;

(f) The Registrant’s Current Report on Form 8-K filed with the Commission on July 7, 2015;

(g) The Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2015;

(h) The Prospectus which is part of Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on May 1, 2015; and

(i) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (No. 001-36199), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 13, 2013, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation and restated bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 60 days after the Registrant receives a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, the Registrant’s restated certificate of incorporation and restated bylaws authorize the claimant to bring an action against the Registrant and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons. The Registrant has entered into or plans to enter into indemnification agreements with each of its officers and directors.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; or
•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into or will enter into indemnification agreements with each of its directors and officers. These agreements will require the Registrant to, among other things, indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately following the signature pages to the Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts on July 20, 2015.

PULMATRIX, INC.

By:	/s/ Robert W. Clarke
Robert W. Clarke, Ph.D. President and Chief Executive Officer

We the undersigned officers and directors of Pulmatrix, Inc., hereby severally constitute and appoint Robert W. Clarke and William Duke, Jr., and each of them singly, our true and lawful attorneys with full power to any of them and to each of them singly, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Pulmatrix, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Pulmatrix, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Clarke Robert W. Clarke, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2015

/s/ William Duke, Jr. William Duke, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 20, 2015

/s/ Terrance G. McGuire Terrance G. McGuire	Director	July 20, 2015

/s/ Kurt C. Graves Kurt C. Graves	Director	July 20, 2015

/s/ Steven Gillis Steven Gillis, Ph.D.	Director	July 20, 2015

/s/ David J. Maki David J. Maki	Director	July 20, 2015

/s/ Scott M. Rocklage Scott M. Rocklage, Ph.D.	Director	July 20, 2015

/s/ Michael J. Higgins Michael J. Higgins	Director	July 20, 2015

EXHIBIT INDEX

Exhibit

Number	Description

(4.1)	Restated Certificate of Incorporation of Ruthigen, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 31, 2014).

(4.2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Ruthigen, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2015).

(4.3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Ruthigen, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 16, 2015).

(4.4)	Restated Bylaws of Ruthigen, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 31, 2014).

(4.4)	Amendment to the Restated Bylaws of Ruthigen, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on June 16, 2015).

(4.5)	Form of Common Stock Certificate of Ruthigen, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2015).

(5.1)*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)*	Consent of Marcum LLP, independent registered public accounting firm.

(23.3)*	Consent of Marcum LLP, independent registered public accounting firm.

(24.1)*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on June 16, 2015).

(99.2)*	Pulmatrix Inc. 2013 Employee, Director and Consultant Equity Incentive Plan.

(99.3)*	Pulmatrix Inc. 2003 Employee, Director and Consultant Stock Plan.

* Filed herewith.